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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ESYNCH CORPORATION
(Exact name of Company as specified in its charter)

Delaware	87-0461856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29 Hubble, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

Agreements with the Following Persons:
(month and year of Agreement indicated parenthetically)

Wayne Coleson (11/2001)
Peter Benz (11/2001)
Barry R. Clark (10/2001)

Thomas Hemingway
eSynch Corporation
29 Hubble
Irvine, California 92618
(Name and address of agent for service)

(949) 727-3233
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value	3,680,000 shares	$0.09	$331,200.00	$82.80

1.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 (as amended), on the basis of $0.09 per share, the average of the high and low prices of the Common Stock on the OTC Bulletin Board on November 12, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by eSynch Corporation (the "Company") with the Commission (File No. 0-26790) are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.

  (1)
  The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

  (2)
  all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 through the date hereof;

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

    For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

    On November 1st, 2001 the Company relocated its corporate offices to 29 Hubble Irvine, CA 92618. In October a settlement agreement with Bixby Land Company was reached regarding a settlement of the Company's liability of $808,134 with respect to a lease obligation for the Tustin facility. The settlement agreement provided that the Company would be released from all future payments under the terms of the lease if the Company made payments totaling $100,000 and transferred the Company's existing $60,010 security deposit to the landlord. The terms of the agreement were not met. Therefore the Company's liability reverted to the two years and nine months remaining on the Lease, which is approximately $808,134 or less should the Landlord re-lease the premises. Management is currently renegotiating a new settlement agreement.

ITEM 4.    DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5    INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "Delaware GCL") empowers a Delaware corporation, including the Company, to indemnify its directors, officers, employees, and agents under certain circumstances. The Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify current and former directors and officers of the Company or persons who serve or have served, at the request of the Company, as directors or officers of any other corporation in which the Company at such time owns or owned shares of stock or is or was a creditor, to the full extent authorized by the Delaware GCL as it may from time to time be amended. Moreover, the Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware GCL (involving certain unlawful dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

    Under the Delaware GCL, to the extent that an officer or director of a corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. The Certificate provides that the Company shall indemnify officers and directors against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced) by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, to the full extent permitted by the Delaware GCL.

    Under its Bylaws, the Company may indemnify its directors, officers, employees and agents and the directors, officers, employees or agents of any other corporation if the person was serving at the request of the Company. The indemnification is required if the person is successful on the merits or otherwise in defending the claim and is permitted in other circumstances, if indemnification is authorized in the specific instance by the Company or by a majority vote of the Company's stockholders. Indemnification is permitted only if the person was acting in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company. If the person is judged to be liable to the Company in any action brought in the Company's name, indemnification is only permitted if the court acting in the matter specifically allows it. The Company is authorized to advance expenses to a director or officer upon that person's agreement to repay the Company if such person ultimately is not entitled to indemnification.

    The Company is also empowered under its Bylaws to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which require the Company to indemnify such persons to the fullest extent permitted by law against certain losses that they may incur in legal proceedings arising in connection with their services to the Company and to advance expenses upon their agreement to repay the Company if such person is ultimately not entitled to indemnification.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.

ITEM 8.    EXHIBITS

4.28*	Consulting Service Agreement between the Company and Wayne Colson
4.29*	Consulting Service Agreement between the Company and Peter Benz
4.30*	Consulting Service Agreement between the Company and Barry Clark
4.31*	Consulting Service Agreement between the Company and Owen Naccarato
5.1*	Opinion of Naccarato & Associates
23.1*	Consent of Naccarato & Associates (included in Exhibit 5.1)
23.2*	Consent of Hansen, Barnett & Maxwell

*
Filed herewith

ITEM 9.    UNDERTAKINGS

    (a) The Company hereby undertakes to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

    (b) The Company hereby agrees that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (c) The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (d) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

    We, the undersigned officers and directors of eSynch Corporation, do hereby constitute and appoint Thomas Hemingway or David Lyons, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, and State of California on November 16, 2001.

eSYNCH CORPORATION
By:	/s/ THOMAS HEMINGWAY Thomas Hemingway, Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ THOMAS HEMINGWAY Thomas Hemingway	Chairman, Chief Executive Officer and Director	November 16, 2001
/s/ DAVID LYONS David Lyons	President and Director	November 16, 2001
/s/ T. RICHARD HUTT T. Richard Hutt	Vice President, Secretary and Director	November 16, 2001
/s/ JAMES H. BUDD James H. Budd	Vice President and Director	November 16, 2001
/s/ ROBERT ORBACH Robert Orbach	Director	November 16, 2001
/s/ MARK UTZINGER Mark Utzinger	Vice President—Finance	November 16, 2001

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
ITEM 4. DESCRIPTION OF SECURITIES
ITEM 5 INTERESTS OF NAMED EXPERTS AND COUNSEL
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
ITEM 8. EXHIBITS
ITEM 9. UNDERTAKINGS
SIGNATURES